Exhibit 21.1

BioNeutral Group, Inc.

List of Subsidiaries

Jurisdiction of
Name of Subsidiary	Incorporation
BioNeutral Laboratories Corporation USA	Delaware
Environmental Commercial Technology Corporation	Delaware